Exhibit 10.5
VOTING AND SUPPORT AGREEMENT
This VOTING AND SUPPORT AGREEMENT, dated as of August 21, 2023 (the “Agreement”), by and among Earthstone Energy, Inc., a Delaware corporation (the “Company”), the undersigned, stockholders of the Company (the “Holders” and each individually, a “Holder”), and Permian Resources Corporation, a Delaware corporation (“Parent”).
W I T N E S S E T H:
WHEREAS, concurrently with the execution and delivery of this Agreement, the Company has entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Parent, Smits Merger Sub I Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub I”), Smits Merger Sub II LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub II”), Permian Resources Operating, LLC, a Delaware limited liability company (“Pacers OpCo”), the Company, and Earthstone Energy Holdings, LLC, a Delaware limited liability company (“Heat OpCo”);
WHEREAS, each Holder is the Beneficial Owner (as defined below) of such number of shares of Class A common stock, par value $0.01 per share, of the Company and/or Class B common stock, par value $0.01 per share, of the Company (collectively, the “Company Common Stock” and such shares of Company Common Stock, the “Shares”) set forth under its name on Schedule I hereto;
WHEREAS, Bold Energy Holdings, LLC (“Bold”), who is a Holder, also owns Heat OpCo Units;
WHEREAS, concurrently with the execution and delivery of the Merger Agreement, and as a condition and an inducement to Parent and its Subsidiaries entering into the Merger Agreement, the Holders are entering into this Agreement with respect to the Shares and with respect to certain tax matters of Heat OpCo; and
WHEREAS, the Holders are willing, subject to the limitations herein, not to Transfer (as defined below) any of their Shares, and to vote their Shares in a manner so as to facilitate consummation of the Mergers and the other transactions contemplated by the Merger Agreement.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
GENERAL
Section 1.1    Definitions. This Agreement is the “Company Support Agreement” as defined in the Merger Agreement. For purposes of this Agreement, the Company shall not be deemed an Affiliate of any Holder, and the Company and its Representatives are not Representatives of any Holder. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.
(a)    “Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance). For the avoidance of doubt, Beneficially Own and Beneficial Ownership shall also include record ownership of securities.
(b)    “Beneficial Owners” shall mean Persons who Beneficially Own the referenced securities.
(c)    “Pre-Closing Flow-Through Tax Return” means any Tax Return relating to Pre-Closing Flow-Through Taxes.
(d)    “Pre-Closing Flow-Through Taxes” means U.S. federal (and applicable state and local) income Taxes reported on a flow-through basis (i.e., reported at the entity level but with respect to which items of income, gain, loss or deduction or other Tax attributes or Taxes are allocated to the direct or indirect beneficial owners of the entity) with respect to Heat OpCo or any of its Subsidiaries relating to any Tax period (or any portion of any Tax period) ending on or prior to the Closing Date.
(e)    “Transfer” means (i) any direct or indirect offer, sale, lease, assignment, encumbrance, loan, pledge, grant of a security interest, hypothecation, disposition or other similar transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, loan, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any Shares, including in each case through the Transfer of any Person or any interest in any Person or (ii) in respect of any capital stock or interest in any capital stock, to enter into any swap or any other agreement, transaction or series of transactions that results in an amount of Shares subject to Article III that is less than the amount of Shares subject to Article III as of the date of this Agreement. For purposes of this Agreement, “capital stock” shall include interests in a partnership or limited liability company.
ARTICLE II
AGREEMENT TO RETAIN SHARES
Section 2.1    Transfer and Encumbrance of Shares. From the date of this Agreement until the earliest of (i) Company Stockholder Approval being obtained, (ii) the termination of the Merger Agreement pursuant to and in compliance with the terms thereof, (iii) if at any time prior to receipt of Company Stockholder Approval, a Company Change of Recommendation in accordance with Section 6.3(e) of the Merger Agreement occurs, (iv) as to a Holder, the date of any modification, waiver or amendment to the Merger Agreement effected without such Holder’s consent that decreases the amount or changes the form of Merger Consideration payable to all of the holders of shares of Company Common Stock and Heat OpCo Membership Interests pursuant to the terms of the Merger Agreement as in effect on the date of this Agreement, (v) any breach of the representations and warranties of Parent set forth in Section 5.2(c), or (vi) the termination of this Agreement by the written consent of the parties hereto (such earliest date, the “Termination Date”), each Holder shall not, with respect to any Shares Beneficially Owned by such Holder as of the date of this Agreement or to any class or series of Heat OpCo Membership Interests Beneficially Owned by such Holder as of the date of this Agreement, (x) Transfer any such Shares or Heat OpCo Membership Interests or (y) deposit any such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto. Notwithstanding the foregoing, this Section 2.1 shall not prohibit (i) direct or indirect Transfers of capital stock or other interests in any Holder or (ii) a Transfer of any Shares by any Holder to any of its Affiliates; provided, that a Transfer described in this clause (ii) shall be permitted only if, as a precondition to such Transfer, (A) the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement and (B) the Holder Transfers all, but not less than all, of its Shares to only one (1) Person.
Section 2.2    Additional Purchases; Adjustments. Each Holder agrees that any shares of Company Common Stock and any other shares of capital stock or other equity of the Company that such Holder purchases or otherwise acquires or with respect to which such Holder otherwise acquires voting power after the execution of this Agreement and prior to the Termination Date shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares as of the date of this Agreement, and each Holder shall promptly notify the Company of the existence of any such after-acquired Shares. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting the Shares, the terms of this Agreement shall apply to the resulting securities.
Section 2.3    Unpermitted Transfers; Involuntary Transfers. Any Transfer or attempted Transfer of any Shares or Heat OpCo Membership Interests in violation of this Article II shall, to the fullest extent permitted by applicable Law, be null and void ab initio. In furtherance of the foregoing, each Holder hereby authorizes and instructs the Company to instruct its transfer agent to enter a stop transfer order with respect to all of the Shares and Heat OpCo Membership Interests and to instruct the Company in its capacity as sole managing member of Heat OpCo not to recognize any Transfer of Heat OpCo Membership Interests in violation of Article II on the books and records of Heat OpCo; provided, that such stop transfer order or other prohibition shall be removed with respect to any Transfer permitted under this Agreement. If any involuntary Transfer of any of a Holder’s Shares or a Holder’s Heat OpCo Membership Interests shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares or Heat OpCo Membership Interests subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.
ARTICLE III
AGREEMENT TO CONSENT AND VOTE
Section 3.1    Agreement to Vote. Prior to the Termination Date, each Holder irrevocably and unconditionally agrees that it shall, at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), however called, appear at such meeting or otherwise cause the Shares to be counted as present at such meeting for purpose of establishing a quorum and vote, or cause to be voted at such meeting, all Shares it owns:
(a)    in favor of the approval of the Transactions, adoption of the Merger Agreement and approval of any other matters necessary for consummation of the Transactions, including the Company Mergers (collectively, the “Transaction Matters”); and
(b)    against (i) any agreement, transaction or proposal that relates to a Company Competing Proposal or any other transaction, proposal, agreement or action made in opposition to adoption of the Merger Agreement or in competition or inconsistent with the Transactions or matters contemplated by the Merger Agreement; (ii) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company or any of its Subsidiaries contained in the Merger Agreement or of such Holder contained in this Agreement; (iii) any action or agreement that would reasonably be expected to result in (x) any condition to the consummation of the Transactions set forth in Article VII of the Merger Agreement not being fulfilled or (y) any change to the voting rights of any class of shares of capital stock of the Company (including any amendments to the Company’s Organizational

Documents); and (iv) any other action that would reasonably be expected to impede, interfere with, delay, discourage, postpone or adversely affect any of the Transactions, including the Mergers, or this Agreement in any material respect. Any attempt by a Holder to vote, consent or express dissent with respect to (or otherwise to utilize the voting power of), the Shares in contravention of this Section 3.1 shall be null and void ab initio. If any Holder is the Beneficial Owner, but not the holder of record, of any Shares, such Holder agrees to take all actions necessary to cause the holder of record and any nominees to vote (or exercise a consent with respect to) all of such Shares in accordance with this Section 3.1.
Notwithstanding anything herein to the contrary in this Agreement, this Section 3.1 shall not require any Holder to be present (in person or by proxy) or vote (or cause to be voted), any of the applicable Shares to amend, modify or waive any provision of the Merger Agreement in a manner that reduces the amount, changes the form of the Merger Consideration payable or extends the Outside Date in any material respect. Notwithstanding anything to the contrary in this Agreement, each Holder shall remain free to vote (or execute consents or proxies with respect to) the applicable Shares with respect to any matter other than as set forth in Section 3.1(a) and Section 3.1(b) in any manner such Holder deems appropriate, including in connection with the election of directors of the Company.
Section 3.2    Proxy. Each Holder hereby irrevocably appoints as its proxy and attorney-in-fact, Parent and any Person designated in writing by Parent, each of them individually, with full power of substitution and resubstitution, to vote the Shares as indicated in, and solely for the matters set forth in, Section 3.1(a) and Section 3.1(b) above. Each Holder intends this proxy to be irrevocable and unconditional during the term of this Agreement and coupled with an interest and will take such further action or execute such other instruments as may be reasonably necessary to effect the intent of this proxy, and hereby revokes any proxy previously granted by such Holder with respect to the Shares (and each Holder hereby represents that any such proxy is revocable). The proxy granted by any Holder (i) shall be automatically revoked upon the occurrence of the Termination Date and (ii) may be terminated at any time by Parent in its sole election by written notice provided to such Holder.
ARTICLE IV
ADDITIONAL AGREEMENTS
Section 4.1    Waiver of Appraisal Rights. To the fullest extent permitted by Law, the Holder hereby irrevocably and unconditionally waives, and agrees to refrain from exercising, any rights of appraisal (including under Section 262 of the DGCL), any dissenters’ rights and any similar rights relating to the Transactions that the Holder may directly or indirectly have by virtue of the ownership of any Shares.
Section 4.2    Tax Matters With Respect to Heat OpCo.
(a)    Intended Tax Treatment. Bold expressly acknowledges and agrees to the “Intended Tax Treatment” described in the Merger Agreement, including that immediately prior to the OpCo Merger, Bold will be treated as having sold a partnership interest in Heat OpCo to Pacers OpCo to the extent of any cash to be paid in lieu of fractional Pacers OpCo Units in accordance with Section 3.5(h) of the Merger Agreement and any cash to be paid in satisfaction of a withholding Tax in accordance with Section 3.5(j)(i)(B) of the Merger Agreement in a manner consistent with Treasury Regulations § 1.708-1(c)(4), and Bold hereby expressly consents to such treatment as required by Treasury Regulations § 1.708-1(c)(4).
(b)    Withholding Certificates. At or prior to the Closing, Bold will deliver a properly executed IRS Form W-9 with respect to itself to Parent and Pacers OpCo.

(c)    Tax Returns. Parent shall prepare, or cause to be prepared, each Pre-Closing Flow-Through Tax Return required to be filed after the Closing with respect to Heat OpCo in a manner consistent with past practice, except to the extent otherwise required by applicable Law or this Agreement or the Merger Agreement. Not later than 10 days prior to the due date (including extensions) for filing any such Pre-Closing Flow-Through Tax Return, Parent shall deliver a draft of each such Pre-Closing Flow-Through Tax Return, together with any supporting documentation and workpapers reasonably requested by Bold that may be necessary to understand such Pre-Closing Flow-Through Tax Return, to Bold for its review and reasonable comment. Parent shall consider in good faith any reasonable comments timely received from Bold prior to filing.
(d)    Tax Proceedings. After the Closing, Bold shall, at its sole cost and to the extent permitted by the applicable taxing authority, be entitled to participate in any audit, examination, contest, litigation or other Proceeding relating to Pre-Closing Flow-Through Taxes with respect to Heat OpCo, and none of Parent, the Surviving Company, the Surviving OpCo or any of their Affiliates shall settle or compromise any such Proceeding without the prior written consent of Bold (such consent not to be unreasonably withheld, conditioned or delayed) if such settlement or compromise would reasonably be expected to have a disproportionate (as compared to Parent) and material adverse effect on Bold.
(e)    Cooperation. Parent shall (and shall cause its Subsidiaries to) and Bold shall reasonably cooperate as and to the extent reasonably requested by the other Party in connection with the filing of any Tax Returns described in Section 4.2(c) and any Proceeding described in Section 4.2(d). Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Tax Return or Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Party requesting cooperation under this Section 4.2(e) shall reimburse the Party providing such cooperation for any reasonable out-of-pocket costs or expenses incurred by the providing Party.
(f)    Distribution Tax Treatment. For U.S. federal (and applicable state and local) income Tax purposes, the parties hereto shall endeavor to treat any distribution to the unitholders or former unitholders of Heat OpCo pursuant to Section 6.23 of the Merger Agreement as a distribution under Section 731 of the Code by Heat OpCo prior to the OpCo Merger or by Pacers OpCo following the OpCo Merger, as applicable (such treatment, the “Distribution Tax Treatment”), and, to the extent permitted by applicable Law at a “more likely than not” (or higher) level of comfort, the parties hereto shall (and shall cause their Subsidiaries and Affiliates to) treat any such distribution in a manner consistent with the Distribution Tax Treatment for U.S. federal (and applicable state and local) income Tax purposes, and file their applicable Tax Returns consistent with the Distribution Tax Treatment. To the extent the Distribution Tax Treatment is not permitted by applicable Law at a “more likely than not” (or higher) level of comfort and the parties hereto determine they are required by applicable Law to treat any such distribution as consideration received in connection with the OpCo Merger, the parties hereto shall (and shall cause their Subsidiaries and Affiliates to) treat any such distribution as consideration in connection with a “sale within a merger” of Heat OpCo Units by the relevant holder thereof occurring immediately prior to the OpCo Merger in accordance with Treasury Regulations § 1.708-1(c)(4) to the extent the relevant holder consents to such treatment in accordance with such Treasury Regulations. In such a case, Bold hereby expressly consents to such treatment as required by Treasury Regulations § 1.708-1(c)(4).
Section 4.3    Further Assurances. Each Holder agrees that from and after the date of this Agreement and until the Termination Date, each Holder shall take no action that would reasonably be likely to adversely affect or delay the ability to obtain any necessary approvals of any Antitrust Authority or the Company Stockholder Approval, as applicable, or other

Governmental Entity required for the Transactions or to perform its covenants and agreements under this Agreement.
Section 4.4    Fiduciary Duties. Each Holder is entering into this Agreement solely in its capacity as the record owner or Beneficial Owner of the Shares and nothing herein is intended to or shall limit or affect any actions taken by any of such Holder’s designees serving in his or her capacity as a director of the Company (or a Subsidiary of the Company). The taking of any actions (or failures to act) by such Holder’s designees serving as a director of the Company (in such capacity as a director) shall not be deemed to constitute a breach of this Agreement.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
Section 5.1    Representations and Warranties of Holders. Each Holder, severally and not jointly, hereby represents and warrants as follows:
(a)    Ownership. Such Holder has, with respect to the Shares, and at all times during the term of this Agreement will continue to have, Beneficial Ownership of, good and valid title to and full and exclusive power to vote, issue instructions with respect to the matters set forth in Article III, agree to all of the matters set forth in this Agreement and to Transfer the Shares. The Shares constitute all of the shares of Company Common Stock owned of record or beneficially by such Holder as of the date of this Agreement. Other than this Agreement and except as set forth in the Heat OpCo LLC Agreement, (i) there are no agreements or arrangements of any kind, contingent or otherwise, to which such Holder is a party obligating such Holder to Transfer or cause to be Transferred to any Person any of the Shares and (ii) no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Shares.
(b)    Organization; Authority. Such Holder is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by such Holder and (assuming due authorization, execution and delivery by Parent and the Company) constitutes a valid and binding agreement of such Holder, enforceable against such Holder in accordance with its terms (except in all cases as such enforceability may be limited by Creditors’ Rights), and no other action is necessary to authorize the execution and delivery by such Holder or the performance of such Holder’s obligations hereunder.
(c)    No Violation. The execution, delivery and performance by such Holder of this Agreement will not (i) violate any provision of any Law applicable to such Holder; (ii) violate any order, judgment or decree applicable to such Holder or any of its Affiliates; or (iii) conflict with, or result in a breach or default under, any agreement or instrument to which such Holder or any of its Affiliates is a party or any term or condition of its certificate of limited partnership or limited partnership agreement, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on such Holder’s ability to satisfy its obligations hereunder.
(d)    Consents and Approvals. The execution and delivery by such Holder of this Agreement does not, and the performance of such Holder’s obligations hereunder, require such Holder or any of its Affiliates to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Person or Governmental Entity, except such filings and authorizations as may be required under the Exchange Act.
(e)    Absence of Litigation. To the knowledge of such Holder, as of the date of this Agreement, there is no Proceeding pending against, or threatened in writing against, such Holder that would prevent the performance by such Holder of its obligations under this Agreement or to consummate the transactions contemplated hereby or by the Merger Agreement, including the Mergers, on a timely basis.
(f)    Absence of Other Voting Agreements. None of the Shares is or will be subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to voting, in each case, that is inconsistent with this Agreement, except as disclosed in the Company SEC Documents and as contemplated by this Agreement. None of the Shares is subject to any pledge agreement pursuant to which such Holder does not retain sole and exclusive voting rights with respect to the Shares subject to such pledge agreement at least until the occurrence of an event of default under the related debt instrument.
Section 5.2    Representations and Warranties of Parent. Parent hereby represents and warrants as follows:
(a)    Organization; Authority. Parent is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by each Holder and the Company) constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms (except in all cases as such enforceability may be limited by Creditors’ Rights), and no other action is necessary to authorize the execution and delivery by Parentor the performance of Parent’s obligations hereunder.
(b)    No Violation. The execution, delivery and performance by Parent of this Agreement will not (i) violate any provision of any Law applicable to Parent; (ii) violate any order, judgment or decree applicable to Parent or any of its Affiliates; or (iii) conflict with, or result in a breach or default under, any agreement or instrument to which Parent or any of its Affiliates is a party or any term or condition of its certificate of incorporation or bylaws, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on Parent’s ability to satisfy its obligations hereunder.
(c)    Production. Since January 1, 2023, Parent and its Subsidiaries, taken as a whole, have not produced, sold or marketed on average more than 2,000 barrels per day of waxy crude from the counties set forth on Schedule 5.30 of the Parent Disclosure Letter.
ARTICLE VI
MISCELLANEOUS
Section 6.1    No Solicitation. Each Holder agrees that it will not, and will cause its Affiliates not to, and will use reasonable best efforts to cause its and their Representatives not to, directly or indirectly, take any of the actions listed in clauses (i) through (v) of Section 6.3(b) of the Merger Agreement (without giving effect to any amendment or modification of such clauses after the date of this Agreement). Each Holder shall, and shall cause its Affiliates to, and shall use its reasonable best efforts to cause its and their Representatives to, immediately cease, and cause to be terminated, any discussions or negotiations conducted before the date of this Agreement with any Person (other than Parent) with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Company Competing Proposal. Notwithstanding the foregoing, to the extent the Company complies with its obligations under Section 6.3 of the Merger Agreement and participates in discussions or negotiations with a Person regarding a Company Competing Proposal, Holder and/or any of its Representatives may engage in discussions or negotiations with such Person to the extent that the Company is permitted to do so under Section 6.3 of the Merger Agreement.

Section 6.2    Notice of Certain Events. Each Holder shall notify the Company and Parent in writing promptly of (a) any fact, event or circumstance that would cause, or reasonably be expected to cause or constitute, a breach in any material respect of the representations and warranties of such Holder under this Agreement and (b) the receipt by such Holder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.2 shall not limit or otherwise affect the remedies available to any party. Parent shall notify each Holder in writing promptly of any fact, event or circumstance that would cause, or reasonably be expected to cause or constitute, a breach in any material respect of the representations and warranties of Parent under this Agreement.
Section 6.3    Termination. This Agreement shall terminate on the Termination Date. Neither the provisions of this Section 6.3 nor the termination of this Agreement shall relieve (x) any party hereto from any liability of such party to any other party incurred prior to such termination or (y) any party hereto from any liability to any other party arising out of or in connection with a breach of this Agreement. Nothing in the Merger Agreement shall relieve any Holder from any liability arising out of or in connection with a breach of this Agreement.
Section 6.4    Reliance. The Holder understands and acknowledges that Parent, Merger Sub I, Merger Sub II, Heat OpCo, Pacers OpCo and the Company are entering into the Merger Agreement in reliance upon such Holder’s execution and delivery of this Agreement.
Section 6.5    Notices. All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received; provided, that each notice party shall use reasonable best efforts to confirm receipt of any such e-mail correspondence promptly upon receipt of such request); or (c) if transmitted by national overnight courier, in each case as addressed as follows:
if to any Holder, to such address set forth opposite the Holder’s signature hereto;
if to Parent, to:
Permian Resources Corporation
300 N. Marienfeld Street, Suite 1000
Midland, TX 79701
Attention:     John Bell
        Chad MacDonald
E-mail:        john.bell@permianres.com

with a required copy to (which shall not constitute notice):
Kirkland & Ellis LLP
609 Main Street, Suite 4700
Houston, Texas 77002
Attention:     Sean T. Wheeler, P.C.
        Debbie P. Yee, P.C.
E-mail:        sean.wheeler@kirkland.com
        debbie.yee@kirkland.com

if to the Company, to:
Earthstone Energy, Inc.

1400 Woodloch Forest Drive, Suite 300
The Woodlands, Texas 77380
Attention:     Robert J. Anderson
    Robert W. Hunt, Jr.
E-mail:         robert@earthstoneenery.com
            bobby@earthstoneenergy.com

with a required copy to (which shall not constitute notice):
Vinson & Elkins LLP
845 Texas Avenue, Suite 4700
Houston, Texas 77002
Attention:     Douglas E. McWilliams
        Lande Alexandra Spottswood
E-mail:        dmcwilliams@velaw.com
        lspottswood@velaw.com

Section 6.6    Amendment; Waiver.
(a)    This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
(b)    No failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a party hereto to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such party. No waiver by any of the parties hereto of any default, misrepresentation or breach of representation, warranty, covenant or other agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
Section 6.7    Counterparts. This Agreement may be executed in two (2) or more counterparts, including via e-mail in pdf form transmission, all of which shall be considered one and the same agreement and shall become effective when two (2) or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.
Section 6.8    Assignment and Binding Effect. Except in connection with a permitted Transfer pursuant to Article II, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Except as expressly set forth in the prior sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Any purported assignment in violation of this Section 6.8 shall be void.
Section 6.9    Entire Agreement. This Agreement (including the schedule hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
Section 6.10    Severability. Each party hereto agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such other term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible. Except as otherwise contemplated by this Agreement, in response to an order from a court or other competent authority for any party hereto to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, to the extent that a party hereto took an action inconsistent with this Agreement or failed to take action consistent with this Agreement or required by this Agreement pursuant to such order, such party shall not incur any liability or obligation unless such party did not in good faith seek to resist or object to the imposition or entering of such order.
Section 6.11    No Partnership, Agency or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture, any like relationship between the parties hereto or a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.
Section 6.12    Governing Law; Venue; Waiver of Jury Trial.
(a)    THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.
(b)    THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DGCL, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH DELAWARE STATE OR FEDERAL COURT. THE PARTIES HERETO HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH

SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 6.5 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.
(c)    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 6.12.
Section 6.13    Expenses. Each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated this Agreement, whether or not the Mergers shall be consummated.
Section 6.14    Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated by this Agreement may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, manager, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney, advisor, consultant or Representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more party under this Agreement (whether for indemnification or otherwise) or of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated by this Agreement.
Section 6.15    Injunctive Relief. The parties hereto agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties hereto. Prior to the termination of this Agreement pursuant to Section 6.3, it is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 6.15, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at Law or in equity. Each party hereto accordingly agrees (a) the non-breaching party will be entitled to injunctive and other equitable relief, without proof of actual damages; and (b) the alleged breaching party will not raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement and will not plead in defense thereto that there are adequate remedies at Law, all in accordance with the terms of this Section 6.15. Each party hereto further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.15, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
Section 6.16    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Holders, and Parent shall not have any authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct Holders in the voting or disposition of any Shares, except as otherwise expressly provided herein.
Section 6.17    Disclosure. Each Holder consents to and authorizes the publication and disclosure by the Company and Parent of such Holder’s identity and holding of Shares, and the terms of this Agreement (including, for avoidance of doubt, the disclosure of this Agreement), in any press release, the Joint Proxy and Solicitation Statement, and any other disclosure document required in connection with the Merger Agreement and the Transactions.
Section 6.18    Interpretation.
(a)    Each of the parties hereto acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each party hereto and its counsel cooperated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party hereto that drafted it is of no application and is hereby expressly waived.
(b)    Notwithstanding anything in this Agreement to the contrary, each Holder’s representations, warranties and obligations hereunder are only with respect to itself and the Shares it owns, and such Holder is not responsible for any breach by any other Holder or with respect to such other Holder’s Shares.
[Signature Page Follows]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

EARTHSTONE ENERGY, INC.

By: /s/ Robert J. Anderson Name: Robert J. Anderson Title: President and Chief Executive Officer

    Signature Page to Voting and Support Agreement

HOLDERS: ENCAP ENERGY CAPITAL FUND VIII, L.P. a Texas limited partnership

By: EnCap Equity Fund VIII GP, L.P., its general partner

By: EnCap Investments L.P., its general partner

By: EnCap Investments GP, L.L.C., its general partner

EnCap Energy Capital Fund VIII, L.P. 9651 Katy Freeway, Suite 600 Houston, TX 77024 Attention: Douglas E. Swanson, Jr. Email: dswanson@encapinvestments.com	By: /s/ Douglas E. Swanson, Jr. Name: Douglas E. Swanson, Jr. Title: Managing Director

With a copy to (which shall not constitute notice): W. Matthew Strock Vinson & Elkins LLP 845 Texas Ave., Suite 4700 Houston, TX 77002 Email: mstrock@velaw.com

    Signature Page to Voting and Support Agreement

HOLDERS: BOLD ENERGY HOLDINGS, LLC a Texas limited liability company

By: EnCap Energy Capital Fund IX, L.P., its sole member

By: EnCap Equity Fund IX GP, L.P., its general partner

By: EnCap Investments L.P., its general partner

By: EnCap Investments GP, L.L.C., its general partner

Bold Energy Holdings, LLC 9651 Katy Freeway, Suite 600 Houston, TX 77024 Attention: Douglas E. Swanson, Jr. Email: dswanson@encapinvestments.com	By: /s/ Douglas E. Swanson, Jr. Name: Douglas E. Swanson, Jr. Title: Managing Director

With a copy to (which shall not constitute notice): W. Matthew Strock Vinson & Elkins LLP 845 Texas Ave., Suite 4700 Houston, TX 77002 Email: mstrock@velaw.com

    Signature Page to Voting and Support Agreement

HOLDERS: ENCAP ENERGY CAPITAL FUND XI, L.P. a Texas limited partnership

By: EnCap Energy Capital Fund XI GP, L.P., its general partner

By: EnCap Equity Fund XI GP, L.P., its general partner

By: EnCap Investments L.P., its sole member

By: EnCap Investments GP, L.L.C., its general partner

EnCap Energy Capital Fund XI, L.P. 9651 Katy Freeway, Suite 600 Houston, TX 77024 Attention: Douglas E. Swanson, Jr. Email: dswanson@encapinvestments.com	By: /s/ Douglas E. Swanson, Jr. Name: Douglas E. Swanson, Jr. Title: Managing Director

With a copy to (which shall not constitute notice): W. Matthew Strock Vinson & Elkins LLP 845 Texas Ave., Suite 4700 Houston, TX 77002 Email: mstrock@velaw.com

    Signature Page to Voting and Support Agreement

PARENT: PERMIAN RESOURCES CORPORATION

By: /s/ James Walter Name: James Walter Title: Co-Chief Executive Officer

PARENT: PERMIAN RESOURCES CORPORATION

By: /s/ William M Hickey, III Name: William M. Hickey, III Title: Co-Chief Executive Officer
    Signature Page to Voting and Support Agreement

SCHEDULE I
Number of Shares Beneficially Owned
EnCap Energy Capital Fund VIII, L.P.:
Company Class A common stock: 2,303,000
Company Class B common stock: 0
Bold Energy Holdings, LLC:
Company Class A common stock: 0
Company Class B common stock: 33,956,524
EnCap Energy Capital Fund XI, L.P.:
Company Class A common stock: 19,819,820
Company Class B common stock: 0

    Schedule I to Voting and Support Agreement